UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 30, 2007

Date of Report (Date of earliest event reported)

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21250	942615258
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

(415) 278-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2007, The Gymboree Corporation, a Delaware corporation (the “Company”), entered into an Eighth Amendment to Credit Agreement (the “Eighth Amendment”), dated as of July 31, 2007, by and between the Company and certain of its subsidiaries and the Bank of America, N.A. The Eighth Amendment amends certain terms of the Credit Agreement dated as of August 11, 2003, as previously amended, to (1) revise the definition of Consolidated Asset Coverage Ratio and (2) permit the Company to purchase, redeem or otherwise acquire shares of its capital stock for cash in an aggregate amount of up to $150,000,000 under certain circumstances, an increase from $100,000,000, as permitted under the terms of the Sixth Amendment to Credit Agreement, dated, April 24, 2007.

The foregoing summary of the Eighth Amendment is qualified in its entirety by the terms of the Eighth Amendment, which is filed with this report as Exhibit 10.84 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 30, 2007, The Gymboree Corporation (the “Company”) issued a press release announcing the completion of its previously authorized share repurchase program and the authorization of a new share repurchase program. The press release also updated the Company’s expected earnings per diluted share for the second fiscal quarter ending August 4, 2007. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.84	Eighth Amendment to Credit Agreement, dated July 31, 2007

99.1	Press release of The Gymboree Corporation issued July 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Dated: August 2, 2007	By:	/s/ BLAIR W. LAMBERT
	Name:	Blair W. Lambert
	Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.84	Eighth Amendment to Credit Agreement, dated July 31, 2007

99.1	Press release of The Gymboree Corporation issued July 30, 2007.